AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") entered into as of this 3rd day of March 2004, by and among Trading Solutions.com, Inc., a Nevada corporation ("TSLU"), New Trading Solutions, Inc., a Nevada corporation and a wholly-owned subsidiary of TSLU ("Merger Sub"), and Chembio Diagnostic Systems, Inc., a Delaware corporation ("Chembio"). TSLU, Merger Sub and Chembio are referred to collectively herein as the "Parties".

         RECITALS

A.

The respective Boards of Directors of each of TSLU, Merger Sub and Chembio believe it is in the best interests of TSLU, Merger Sub and Chembio and their respective stockholders that TSLU acquire Chembio through the merger of Merger Sub with and into Chembio pursuant to a Tax-free reorganization pursuant to Section 368(a)(2)(E) of the Internal Revenue Code (the “Merger”).

B.

The Boards of Directors of each of TSLU, Merger Sub and Chembio have approved the Merger, this Agreement and the transactions contemplated hereby.

C.

Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of common stock of Chembio (collectively, “Chembio Common Stock”), shall be converted into the right to receive shares of Common Stock of TSLU, with a par value of $0.01 per share (“TSLU Common Stock”), as specified herein.

D.

Chembio, TSLU and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

1. DEFINITIONS. As used in this Agreement, the following words and phrases have the definitions stated in Exhibit A.

2. BASIC TRANSACTION.

2.01 The Merger. At the Effective Time (as defined below) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Nevada Revised Statutes (the “Nevada Code”) and the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into Chembio, the separate corporate existence of Merger Sub shall cease, and Chembio shall continue as the surviving corporation and a wholly-owned subsidiary of TSLU.  Chembio, following the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.02 The Closing. Unless this Agreement is earlier terminated pursuant to Section 10.01, the closing of the Merger (the “Closing”) will take place as promptly as practicable, but no later than five (5) Business Days following satisfaction or waiver of the conditions set forth in Articles 7 and 8, at the offices of [TBD], unless another place or time is agreed to by TSLU and Chembio.  The date upon which the Closing actually occurs is herein referred to as the “Closing Date.”  On or immediately after the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (or like instrument) in substantially the form attached hereto as Exhibit B (the “Certificate of Merger”) with the Secretary of State of Delaware in accordance with the relevant provisions of applicable Law and Articles of Merger (or like instrument) in substantially the form attached hereto as Exhibit C (the “Articles of Merger”) with the Secretary of State of Nevada in accordance with the relevant provisions of Law (the time of acceptance by the later to accept of the Secretary of State of the State of Delaware or the Secretary of State of the State of Nevada or such later time agreed to in writing by the parties being referred to herein as the “Effective Time”).

2.03 Effect of the Merger on Constituent Corporations.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Nevada Code and the DGCL, this Agreement and the Certificate of Merger and the Articles of Merger.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub and Chembio shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub and Chembio shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.04

Certificate of Incorporation of Surviving Corporation.  At the Effective Time, the certificate of incorporation of Chembio, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law.

2.05

Maximum Number of Shares of TSLU Common Stock to be Issued; Effect on Outstanding Securities of Chembio, Merger Sub

.  The consideration to be paid by TSLU in connection with the Merger shall be the Merger Consideration. On the terms and subject to the conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of TSLU or Merger Sub, Chembio or the holder of any shares of Chembio Common Stock or Chembio Options, the following shall occur:

(a)

Conversion of Chembio Common Stock.  At the Effective Time, each share of Chembio Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Chembio Common Stock to be canceled pursuant to Section 2.05(c) and any Dissenting Shares (as defined and provided in Section 2.06)) will be canceled and extinguished and be converted automatically into the right to receive that number of shares of TSLU Common Stock equal to the Exchange Ratio.

(b)

Fractional Shares.  No fractional shares of TSLU Common Stock shall be issued pursuant to the Merger, but in lieu thereof, the number shares of TSLU Common Stock to be received by each holder of Chembio Common Stock who would otherwise be entitled to a fraction of a share of TSLU Common Stock (after aggregating all fractional shares of TSLU Common Stock to be received by such holder) shall be rounded up or down to the nearest whole share.

(c)

Cancellation of TSLU-Owned and Chembio-Owned Stock.  Each share of Chembio Common Stock owned by TSLU or Chembio or any Subsidiary of TSLU or Chembio immediately prior to the Effective Time shall be automatically canceled and extinguished without any conversion thereof and without any further action on the part of TSLU, Merger Sub or Chembio.

(d)

Capital Stock of Merger Sub.  Each share of Merger Sub Common Stock, par value $0.001 per share, that is issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, par value $0.001 per share of the Surviving Corporation.  From and after the Effective Time, each share certificate of Merger Sub theretofore evidencing ownership of any such shares shall continue to evidence ownership of such shares of Common Stock of the Surviving Corporation.

(e)

Chembio Stock Options.  At the Effective Time, Chembio’s 1999 Stock Option Plan (the “Chembio Stock Option Plan”) and all Chembio Options then outstanding under Chembio Stock Option Plan shall be assumed by TSLU (each such Chembio Option an “Assumed Option” and collectively the “Assumed Options”).  At the Effective Time, the Chembio Stock Option Plan shall be renamed the TSLU Stock Option Plan.  Each Assumed Option shall continue to have, and be subject to, the same terms and conditions under the TSLU Stock Option Plan as set forth in the Chembio Stock Option Plan  as in effect immediately prior to the Effective Time, except that (i) each Assumed Option will be exercisable for TSLU Common Stock based on the Option Exchange Amount; and (ii) the per share exercise price for the shares of TSLU Common Stock issuable upon exercise of each Assumed Option will be equal to the quotient obtained by dividing (x) the exercise price per share of Chembio Common Stock at which such Assumed Option was exercisable immediately prior to the Effective Time, by (y) the Exchange Ratio, rounded up to the nearest whole cent.  It is the intention of the parties that the Assumed Options continue to qualify, to the maximum extent possible, following the Effective Time as incentive stock options as defined in Section 422 of the Internal Revenue Code to the extent such options qualified as incentive options prior to the Effective Time.  To evidence the assumption of the Assumed Options by TSLU, TSLU will issue to each holder of an Assumed Option a replacement TSLU Stock Option Plan stock award agreement.

(f)

Chembio Warrants.  At the Effective Time, all Chembio warrants (the “Warrants”) then outstanding shall be assumed by TSLU (each such Warrant an “Assumed Warrant” and collectively the “Assumed Warrants”).  Each Assumed Warrant shall continue to have, and be subject to, the same terms and conditions as in effect immediately prior to the Effective Time, except that (i) each Assumed Warrant will be exercisable for TSLU Common Stock based on the Warrant Exchange Amount; and (ii) the per share exercise price for the shares of TSLU Common Stock issuable upon exercise of each Assumed Warrant will be equal to the quotient obtained by dividing (x) the exercise price per share of Chembio Common Stock at which such Assumed Warrant was exercisable immediately prior to the Effective Time, by (y) the Exchange Ratio, rounded up to the nearest whole cent.

(g)

 Adjustments to Exchange Ratio and Option Exchange Amounts.  The Exchange Ratio and the Option Exchange Amounts shall be equitably adjusted to reflect fully the effect of any stock split, reverse split, stock combination, stock dividend (including any dividend or distribution of securities convertible into TSLU Common Stock or Chembio Common Stock), reorganization, reclassification, recapitalization or other like change with respect to TSLU Common Stock or Chembio Common Stock occurring after the date hereof and prior to the Effective Time.

2.06 Dissenting Shares.

         (a) Notwithstanding anything in this Agreement to the contrary, shares of Chembio Common Stock that are issued and outstanding immediately prior to the Effective Time and the holders of which demand and perfect their Appraisal Rights for such shares in the time and manner provided under DGCL and, as of the time provided under DGCL, have neither effectively withdrawn nor lost their rights to such appraisal and payment under DGCL (the "Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration, but shall, by virtue of the Merger, be entitled to only such rights as are granted by the DGCL; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his Appraisal Rights under the DGCL, such holder's shares of Chembio Common Stock shall thereupon be deemed to have been converted, at the Effective Time, as described in Section 2.05(a), into the right to receive the applicable Merger Consideration set forth in such provisions, without any interest thereon.

         (b) Chembio shall give TSLU (1) prompt notice of any demands for appraisal pursuant to DGCL received by Chembio, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by Chembio and (2) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Chembio shall not, except with the prior written consent of TSLU or as otherwise required by applicable law, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

         (c) Mailing of Notices. Promptly following the Effective Time, Chembio shall mail to each holder of record of Chembio Shares, as of the record date fixed by Chembio's board of directors who did not execute a Stockholders' Consent, the notices of the Merger and of the Appraisal Rights available to such Chembio stockholders as provided by the DGCL.

2.07

Exchange Procedures.

(a)

TSLU Common Stock. On the Closing Date, TSLU shall deposit with the Exchange Agent, for exchange in accordance with this Article 2, the Merger Consideration.

(b)

Exchange Procedures.  As soon as practicable after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Chembio Common Stock (the “Certificates”) and which shares were converted into shares of TSLU Common Stock, (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as TSLU may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of TSLU Common Stock.  Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by TSLU, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of TSLU Common Stock, and the Certificate so surrendered shall be canceled. Until surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Chembio Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the amount of cash and the number of full shares of TSLU Common Stock into which such shares of Chembio Common Stock shall have been so converted.

(c)

Distributions With Respect to Unexchanged Shares of Chembio Common Stock.  No dividends or other distributions with respect to TSLU Common Stock declared or made after the Effective Time and with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of TSLU Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate to the Exchange Agent in accordance with Section 2.07(b).  Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of TSLU Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of TSLU Common Stock.

(e)

Transfers of Ownership.  If any certificate for shares of TSLU Common Stock is to be issued pursuant to the Merger in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to TSLU or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of TSLU Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of TSLU or any agent designated by it that such tax has been paid or is not payable.

2.08

No Further Ownership Rights in Chembio Common Stock

.  All shares of TSLU Common Stock issued upon the surrender for exchange of shares of Chembio Common Stock in accordance with the terms hereof (including any cash paid in respect of fractional shares thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Chembio Common Stock, and there shall be no further registration of transfers on the records of Chembio of shares of Chembio Common Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 2.

2.09

Lost, Stolen or Destroyed Certificates

.  In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue certificates representing such shares of TSLU Common Stock in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof; provided, however, that TSLU or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to provide an indemnity or deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against TSLU or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.10

Taking of Necessary Action; Further Action

.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Chembio, the officers and directors of the Surviving Corporation shall be fully authorized to take, and shall take all such lawful and necessary action.

2.11

Exemption from Registration

.  The shares of TSLU Common Stock to be issued in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act and applicable state Law pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act, and as such will constitute “restricted securities” within the meaning of the Securities Act.

3. REPRESENTATIONS AND WARRANTIES OF TSLU AND MERGER SUB.

As a material inducement to Chembio to enter into this Agreement or approve the Merger as may be applicable, TSLU and Merger Sub represent and warrant, except as set forth in the TSLU Disclosure Schedule attached hereto as Schedule A that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date.

3.01. Organization. TSLU and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective incorporation, and each has all requisite power and authority to own and lease their respective properties and assets and to conduct their respective businesses as now conducted. Merger Sub was organized under Nevada law on February ____, 2004 and has not engaged in any business transactions or incurred any Liabilities.  TSLU and Merger Sub have each delivered to Chembio complete and correct copies of its (i) Articles of Incorporation and Bylaws, which Articles of Incorporation and Bylaws are in full force and effect and have not been amended, corrected, restated or superseded in any way, (ii) minutes of all directors’ and shareholders’ meetings, all of which are complete and accurate as of the date hereof, (iii) stock certificate books and all other records of Chembio, which collectively correctly set forth the record ownership of all outstanding shares of capital stock and all rights to purchase capital stock of Chembio and (iv) form of stock certificates, option plans and agreements and rights to purchase shares of capital stock of Chembio.  Neither TSLU or Merger Sub is in violation, and has not taken any action in violation, of any provisions of its Articles of Incorporation or Bylaws.

3.02. Qualifications to Do Business. Section 3.02 of the TSLU Disclosure Schedule sets forth each jurisdiction in which TSLU and Merger Sub are qualified to do business as a foreign corporation. Neither the nature of the business carried on by TSLU or Merger Sub, nor the properties owned or leased by either of them, require them to be qualified to do business as a foreign corporation in any other jurisdiction.

3.03 Capitalization. The authorized capitalization of TSLU consists solely of 20,000,000 authorized shares of common stock (the “TSLU Common Stock”), $.001 par value, of which 18,073,500 shares of common stock are issued and outstanding and no authorized, issued or outstanding shares of preferred stock. All issued and outstanding shares of TSLU Common Stock are legally issued, fully paid, and non-assessable and not subject to any preemptive or other right of any person created by statute, TSLU’s Artcles of Incorporation or Bylaws or any agreement to which TSLU is a party or by which TSLU may be bound.  All outstanding TSLU securities have been issued in compliance with applicable federal and state securities laws.  The authorized capitalization of Merger Sub consists solely of authorized shares of common stock (the “Merger Sub Common Stock”), $.001 par value, of which [ ] shares of common stock are issued and outstanding and held by TSLU, and no authorized, issued or outstanding shares of preferred stock. All issued and outstanding shares of Merger Sub Common Stock are legally issued, fully paid, and non-assessable and not subject to any preemptive or other right of any person created by statute, Merger Sub’s Artcles of Incorporation or Bylaws or any agreement to which Merger Sub or TSLU is a party or by which Merger Sub or TSLU may be bound.  All outstanding TSLU and Merger Sub securities have been issued in compliance with applicable federal and state securities laws.  Except for the 17 for one reverse split, as provided for in Section 8.10, there are no dividends or other amounts due or payable with respect to any of the shares of capital stock of TSLU, including, but not limited to, any amounts due or payable to any stockholder of TSLU pursuant to the exercise by any TSLU stockholder of Appraisal Rights or similar rights. Except as disclosed in Section 3.03 of the TSLU Disclosure Schedule, as of the date of this Agreement and as of the Closing Date, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require TSLU or Merger Sub to issue, sell, or otherwise cause to become outstanding any of their capital stock, outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to TSLU or Merger Sub, or voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of TSLU or Merger Sub.

3.04 Authorization. Each of TSLU and Merger Sub has all requisite power and authority to enter into this Agreement and to carry out its respective obligations hereunder. The board of directors of each of TSLU and Merger Sub have approved the execution and delivery of this Agreement and the transactions contemplated by this Agreement including the Merger in accordance with Delaware and Nevada law and TSLU’s articles of incorporation and bylaws, as amended, and Merger Sub's articles of incorporation and bylaws. The stockholders of TSLU do not have to approve the Merger. TSLU, as sole stockholder of Merger Sub, has approved the Merger, and no other corporate proceedings on the part of TSLU or Merger Sub are necessary to authorize the execution, delivery, and performance of this Agreement and the Merger, and the resolutions approving such Merger are irrevocable. This Agreement has been duly executed and delivered by each of TSLU and Merger Sub and constitutes their respective valid and binding obligations, enforceable against each of them in accordance with its terms.

3.05. No Conflict or Violation. The execution, delivery, and performance of this Agreement by TSLU and Merger Sub does not and will not: (a) violate or conflict with any provision of their respective certificate or articles of incorporation, bylaws, or other governing document of either of them (b) violate any provision of Law (including any Law pertaining to the issuance of securities) or any order, judgment, or decree of any court or other governmental or regulatory authority applicable to TSLU or Merger Sub; (c) violate or result in a breach of or constitute a default under any contract, lease, loan agreement, mortgage, security agreement, indenture, or other agreement or instrument to which either of them is a party or by which either of them is bound or to which any of their properties or assets is subject or which would prevent the transactions contemplated by this Agreement from being consummated.

3.06. Consents and Approvals. No Approval is necessary or required in connection with the execution and delivery by TSLU or Merger Sub of this Agreement or the performance by either of them and of their respective obligations hereunder, except for the filings required to consummate the Merger and any Approval as may be required under Federal or state securities laws in connection with the transactions set forth herein.

3.07. Absence of Undisclosed Liabilities. Since September 30, 2003, neither TSLU nor Merger Sub has incurred any Liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except Liabilities, obligations or contingencies which have been discharged or paid in full prior to the date hereof; and (iii) Liabilities and obligations which are of a nature not required to be reflected in the financial statements of TSLU or Merger Sub prepared in accordance with GAAP consistently applied and which were incurred in the ordinary course of business.

3.08. TSLU Assets and Liabilities. Immediately prior to the Closing Date, TSLU shall have no material assets and no Liabilities, and all expenses related to this Agreement or otherwise shall have been paid.

3.09. Filings with the SEC. TSLU has made available to Chembio each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filings filed with the SEC by TSLU since June 30, 1999 and, prior to the Effective Time, TSLU will have furnished or made available to Chembio true and complete copies of any additional documents filed with the SEC by TSLU after the date hereof and prior to the Effective Time (collectively, the “TSLU SEC Documents”).  As of their respective filing dates, the TSLU SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act.  TSLU has timely filed with the SEC all filings required by the Exchange Act and the Securities Act and has provided all certifications of its officers which are required by the Sarbanes Oxley Act of 2002, as enacted by the SEC. All documents required to be filed as exhibits to the SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and neither TSLU nor any of its subsidiaries is in material default thereof.  None of the TSLU SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.10. Financial Statements.  The financial statements of TSLU, including the notes thereto, included in the TSLU SEC Documents (the “TSLU Financial Statements”) were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC).  The TSLU Financial Statements fairly present the consolidated financial condition and operating results of TSLU and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

3.11.

Taxes. All Tax returns, statements, reports and forms (including without limitation estimated Tax returns and reports and information returns and reports) required to be filed with any Tax authority with respect to any Taxable period ending on or before the Closing Date, by or on behalf of TSLU (collectively, the “TSLU Returns”), have been or will be properly completed and filed when due (including any extensions of such due date), and all amounts shown to be due thereon on or before the Closing Date have been or will be paid on or before such date.  The TSLU Financial Statements fully accrue all actual and contingent liabilities for all unpaid Taxes with respect to all periods (or portions of such periods) through September 30, 2003 and TSLU has not and will not incur any Tax liability in excess of the amount reflected on the TSLU Financial Statements (whether or not reflected as payable on any Tax return that has been filed) with respect to such periods (or portions of such periods).  TSLU has not and will not incur any Tax liability for periods (or portions of periods) after September 30, 2003 through the Closing Date other than in the ordinary course of business.  TSLU has withheld and paid to the applicable financial institution or Tax authority all amounts required to be withheld.  TSLU has not been granted any extension or waiver of the limitation period applicable to any TSLU Returns.  There is no claim, audit, action, suit, proceeding, or investigation now pending or, or to the best of TSLU’s knowledge, threatened against or with respect to TSLU in respect of any Tax or assessment.  No notice of deficiency or similar document of any Tax authority has been received by TSLU, and there are no liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax authority that could, if determined adversely to TSLU, adversely affect the liability of TSLU for Taxes. Neither TSLU nor any person on behalf of TSLU has entered into or will enter into any agreement or consent pursuant to Section 341(f) of the Code.  TSLU is not party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes. There is no agreement, contract or arrangement to which TSLU is a party that could, individually or collectively, result in the payment of any amount or the provision of any benefit that would not be deductible by reason of Sections 280G or 404 of the Code.  TSLU is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated Tax returns, under operation of certain state laws as a result of being a member of a unitary group, or under comparable laws of other states or foreign jurisdictions) which includes a party other than TSLU nor does TSLU owe any amount under any such agreement.  TSLU has previously provided or made available to Chembio true and correct copies of all TSLU Returns filed through the date of this Agreement.  TSLU will make available to Chembio all TSLU Returns filed after the date of this Agreement, all work papers with respect to TSLU Returns, all Tax opinions and memoranda with respect to Taxes owed or potentially owed by TSLU, all other Tax data and documents reasonably requested by Chembio.  TSLU is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code. Except as may be required as a result of the consummation of the transactions set forth herein, TSLU has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the consummation of the transactions set forth herein. For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a “Tax Authority”) responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as the result of being a transferee or successor and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

3.12. Information. None of the representations or warranties made by TSLU, Merger Sub or any stockholder of TSLU in this Agreement or the agreements contemplated hereby, nor any document, written information, statement, financial statement, schedule (including the TSLU Disclosure Schedule), certificate (including any certificate provided by any stockholder of TSLU) or exhibit prepared and furnished or to be prepared and furnished by TSLU or its representatives to Chembio pursuant hereto or thereto in connection with the transactions contemplated hereby or thereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading.  There is no presently existing event, fact or condition that adversely affects TSLU’s business, condition (financial or otherwise), results or operations, prospects or Assets and Properties (“TSLU’s Business or Condition”), or that could reasonably be expected to do so, which has not been set forth in this Agreement or the agreements contemplated hereby or otherwise disclosed by TSLU to Chembio in writing.

3.13. Absence of Certain Changes or Events. Except as set forth in this Agreement or Schedule 3.12, since September 30, 2003:

(a) There has not been any material and adverse change in TSLU’s Business or Condition or operating results which is not reflected in the TSLU Financial Statements, including any Liabilities or obligations, other than changes in the ordinary course of business;

(b) TSLU has not (i) amended its articles of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of TSLU; (iv) made any material change in its method of accounting; (v) entered into any oral or written agreement, or modified the terms of any existing contract or agreement, or entered into or modified any other material transactions other than those contemplated by this Agreement; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee or adopted any amendment to the exercisability or vesting of any employee stock options or the vesting of any unvested shares of TSLU Common Stock or other equity securities or the authorization of any cash payments in exchange for such options or unvested shares, or the adoption of any other amendment in any employee benefit plan or compensation commitment or any severance agreement or employment contract to which any current or former employee is a party; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees; or (viii) made any increase in any profit-sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees. In addition, TSLU has no Liabilities and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liabilities.

(c) Except as set forth on Section 3.13 of the TSLU Disclosure Schedule, TSLU has not (i) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof, (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any obligation or Liabilities whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due; (iii) incurred or created any lien with respect to any of its Assets and Properties, except liens for taxes not yet due or payable; (iv) paid any material obligation or Liabilities other than current Liabilities reflected in or shown on the most recent TSLU balance sheet and current Liabilities incurred since that date in the ordinary course of business; (v) sold or transferred, or agreed to sell or transfer, any of its Assets and Properties; (vi) canceled, or agreed to cancel, any debts or claims; (vii) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party; or (viii) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock);

(d)

TSLU has not made any loan, advance or capital contribution to, or investment in, any person;

(e)

TSLU has not entered into or made any agreement or arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Section 3.13 untrue or incorrect as of the date when made; and

(f)

TSLU has not become subject to any law or regulation which could reasonably be expected to have a Material Adverse Effect on TSLU

3.14. Litigation and Proceedings. There are no Actions or Proceedings pending or threatened by or against TSLU or Merger Sub, or which are or could reasonably be expected to have a Material Adverse Effect on TSLU, or which are seeking to enjoin or challenge the Merger, at law or in equity, before any Governmental Entity. TSLU has not defaulted with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.  To the best of TSLU’s knowledge, there is no basis for any Action or Proceeding against TSLU or Merger Sub or any of their respective officers, employees or directors.  To the best of TSLU’s knowledge, there is no basis for any Action or Proceeding by TSLU.

3.15. Compliance With Laws and Regulations. Each of TSLU and Merger Sub is in compliance and has conducted its business and operations so as to comply with all applicable Laws.  There are no Orders (whether rendered by a court or administrative agency or by arbitration) and, to TSLU’s knowledge, no basis currently exists for any Orders against the either TSLU or Merger Sub or against any of their respective Assets and Properties, and none are pending or, to the best knowledge of TSLU, threatened.  TSLU has not received any notice from any Governmental Entity of any violation of Laws. TSLU has all permits, licenses, orders, authorizations, registrations, concessions, certificates, approvals and other instruments of any Governmental Entity (the “Government Licenses”) (each of which is in full force and effect) necessary for the conduct of its business. TSLU is in compliance with the terms, conditions, limitations, restrictions, standards, prohibitions, requirements and obligations of such Government Licenses.  TSLU has made all filings and registrations and the like necessary or required by law to conduct its business.  There is not now pending, nor, to the best of TSLU’s knowledge, is there threatened, any Action or Proceeding and, to TSLU’s knowledge, there is no basis for any Action or Proceeding against TSLU before any Governmental Entity with respect to the Government Licenses, nor is there any issued or outstanding notice, order or complaint with respect to the violation by TSLU of the terms of any Government License or any rule or regulation applicable thereto.

3.16. Material Contract Defaults. TSLU is not and has not been at any time, and it has not received notice that it is or would be with the passage of time (x) in violation of any provision of its articles of incorporation or bylaws or (y) in default or violation of (a) any term, condition or provision of any Order applicable to TSLU, or (b) any term or condition of any agreement, note, mortgage, indenture, contract, lease, instrument, Law or Permit to which TSLU is a party or by which TSLU or its Assets and Properties may be bound and there does not exist any facts which, with notice or lapse of time or both, would constitute an event of default on the part of TSLU under any of the above.

3.17. Subsidiary. Except for Merger Sub, TSLU does not own, beneficially or of record, any equity securities in any other entity. TSLU does not have a predecessor as that term is defined under generally accepted accounting principles or Regulation S-X promulgated by the SEC.

3.18

Contracts

.  (a)

Except for the contracts described in Section 3.18 of the TSLU Disclosure Schedule, TSLU is not a party to or subject to any contract, arrangement, agreement; license, lease, commitment, instrument of any nature, written or oral (collectively, the “Contracts”).

(b)

Each Contract to which TSLU is a party or by which it is bound (i) is valid and binding on TSLU and each other party thereto, (ii) is in full force and effect, (iii) has not been breached by TSLU or any other party thereto, and (iv) contains no liquidated damages, penalty or similar provision.  TSLU has not been notified that any party to any such Contract intends to cancel, withdraw, modify or amend such Contract.  TSLU and each other party thereto has performed all obligations required to be performed by it on or prior to the date hereof under each Contract or undertaking referred to in this Agreement, and is not aware of any facts from which it could reasonably conclude that it or any other party thereto will not be able to perform all obligations required to be performed by it or such other party subsequent to the date hereof under each such Contract or undertaking.

3.19.

Intellectual Property.  TSLU does not own any rights to any patents, trademarks, trade names, service marks, copyrights, mask works, trade secrets or any other intellectual property rights.

3.20.

Restrictions on Business Activities

.  There is no agreement, judgment, injunction, order or decree binding upon TSLU or which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of TSLU, any acquisition of property by TSLU, or the continuation of the business of TSLU as currently conducted or as currently proposed to be conducted.

3.21.

Title to Properties.

(a)

Real Property.  TSLU does not own any real property.

(b)

Leases Schedule.  TSLU is not a party to any real or personal property leases.

(c)

Title to Assets.  TSLU has good and marketable title to all of its Assets and Properties or interests in Properties and Assets reflected in the TSLU Financial Statements or acquired after the date of the TSLU Financial Statements, except for any liens for current Taxes not yet due and payable, such imperfections of title and liens as do not and will not (i) materially detract from or interfere with the use of the Assets and Properties subject thereto or affected thereby, or (ii) otherwise materially impair business operations involving such Assets and Properties.

3.22.

Environmental Matters.  TSLU (i) is not aware of nor has received notice of any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance or which could give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from TSLU’s (or any of its agents’) manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, or release into the environment, of any pollutant, contaminant, or hazardous or toxic material, waste or substance or otherwise occurring on property leased or previously leased by TSLU; and (ii) is not aware of any contaminated soil or groundwater at or under any of the properties owned or operated, leased or previously owned or leased by TSLU.

3.23.

Personnel.  Section 3.23 of the TSLU Disclosure Schedule lists the names of all current directors, officers, employees, independent contractors and consultants of TSLU, setting forth the job title of, and salary (including bonuses and commissions) payable to each such person.  The employment of each of TSLU’s employees is “at will.”  TSLU does not have any obligation (i) to provide any particular form or period of notice prior to termination, or (ii) to pay any of such employees any severance benefits in connection with their termination of employment or service.  In addition, no severance pay will become due to any of the TSLU employees under any agreement, plan or program as a result of the transactions set forth in this Agreement.  TSLU does not currently have any Employee Benefit Plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

3.24.

Third Party Consents.  No Approval is needed from any third party in order to effect the Merger or any of the other transactions contemplated hereby or to ensure that TSLU’s rights under any contract, license, agreement, permit, approval or other rights remain in full force and effect after the consummation of the transactions contemplated hereby.

3.25.

Related Party Transactions.  No employee, officer or director of TSLU or member of his or her immediate family is indebted to TSLU, nor is TSLU indebted (or committed to make loans or extend or guarantee credit) to any of them (other than for accrued but unpaid salary, bonus or travel expenses incurred in the ordinary course of business and consistent with past practice).  Except as set forth on Section 3.25 of the TSLU Disclosure Schedule, none of such persons has any direct or indirect ownership interest in any firm or corporation with which TSLU is affiliated or with which TSLU has a business relationship.  Except as set forth on Section 3.25 of the TSLU Disclosure Schedule, no member of the immediate family of any officer or director of TSLU is directly interested in any Contract with TSLU.

3.26.

Brokers or Finders; Professional Fees

.  No agent, broker, investment banker or other firm or person is, or will be, entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

3.27.

Chembio Stockholder Disclosure.  The information relating to TSLU and provided by TSLU to Chembio which is included in any disclosure materials distributed to Chembio stockholders in connection with obtaining their approval for the Merger and the transactions contemplated by this Agreement shall not, at the time such information is distributed to stockholders of Chembio and at any time subsequent thereto (through and including the Effective Time), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4. REPRESENTATIONS AND WARRANTIES OF CHEMBIO.

Chembio represents and warrants to TSLU and Merger Sub that to its Knowledge and except as set forth in the Chembio Disclosure Schedule, the statements contained in this Section 4 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date.

4.01 Organization. Chembio is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own and lease its respective properties and assets and to conduct its business as now conducted.

4.02 Qualifications to Do Business. Schedule 4.02 sets forth each jurisdiction in which Chembio is qualified to do business as a foreign corporation. Neither the nature of the business carried on by Chembio, nor the properties owned or leased by it, require it to be qualified to do business as a foreign corporation in any other jurisdiction, except in any case where a failure to so qualify would not have a Material Adverse Effect on Chembio.

4.03 Capitalization. The authorized capitalization of Chembio consists of 40,000 shares of common stock (the “Chembio Common Stock”) of which 40,000 shares are issued and outstanding, and no shares of preferred stock. All issued and outstanding shares of Chembio Common Stock are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other right of any person. There are no dividends or other amounts due or payable with respect to any of the Chembio Shares, except for any amounts due or payable to any shareholder of Chembio pursuant to the exercise by such shareholder of dissenters' rights. Except as disclosed on Section 4.03 of the Chembio Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Chembio to issue, sell, or otherwise cause to become outstanding any of its capital stock or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Chembio, or voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Chembio.

4.04 Authorization. Chembio has all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder, subject to stockholder approval of the Merger and compliance with all applicable laws. The board of directors of Chembio has approved the execution and delivery of this Agreement and recommended the Merger contemplated by this Agreement to the stockholders of Chembio. This Agreement has been duly executed and delivered by Chembio and constitutes its valid and binding obligation, enforceable against it in accordance with its terms.

4.05 Information. The information concerning Chembio set forth in this Agreement and in the Chembio Disclosure Schedule is to the best of Chembio's Knowledge complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

4.06 No Conflict or Violation. The execution, delivery, and performance of this Agreement by Chembio does not and will not (a) violate or conflict with any provision of its certificate of incorporation, bylaws, or other governing document; (b) violate any provision of law (including any law pertaining to the issuance of securities) or any order, judgment, or decree of any court or other governmental or regulatory authority applicable to it; (c) violate or result in a breach of or constitute a default under any contract, lease, loan agreement, mortgage, security agreement, indenture, or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject or which would prevent the transactions contemplated by this Agreement from being consummated.

4.07 Absence of Undisclosed Liabilities. Except as disclosed on Section 4.07 of the Chembio Disclosure Schedule, since December 31, 2003, Chembio has not incurred any Liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (i) Liabilities, obligations or contingencies which were incurred after December 31, 2003 and were incurred in the ordinary course of business and consistent with past practices; and (ii) Liabilities, obligations or contingencies which (1) would not, in the aggregate, have a Material Adverse Effect on Chembio, or (2) have been discharged or paid in full prior to the date hereof.

4.08 Litigation and Proceedings. Except as disclosed on Section 4.08 of the Chembio Disclosure Schedule, there are no actions, suits, administrative or other proceedings, investigations, inquiries or similar governmental proceedings pending or, to the Knowledge of Chembio, threatened by or against Chembio that are or could reasonably expected to have a Material Adverse Effect on Chembio, at law or in equity, or which are seeking to enjoin or challenge the Merger, before any Governmental Entity. Chembio has no Knowledge of any default by Chembio with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any Governmental Entity, court, arbitrator, or governmental agency or instrumentality.

4.09 Material Contract Defaults. Except as disclosed on Section 4.09 of the Chembio Disclosure Schedule, to its Knowledge, Chembio is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which could be reasonably expected to have a Material Adverse Effect on Chembio, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Chembio has not taken adequate steps to prevent such a default from occurring.

4.10 Governmental Authorizations. Chembio has all material licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date of this Agreement. Except for compliance with federal and state securities and corporation laws, as provided in this Agreement, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Chembio of this Agreement and the consummation by Chembio of the transactions contemplated hereby.

4.11 Compliance With Laws and Regulations. Chembio has complied with all applicable statutes and regulations of any federal, state, or other Governmental Entity or agency thereof, except to the extent that noncompliance could not reasonably be expected to have a Material Adverse Effect on Chembio. To the Knowledge of Chembio, the consummation of this Merger shall comply with all applicable statutes and regulations, subject to the preparation and filing of any forms required by state and federal securities laws.

4.12 Subsidiary. Except as set forth on Section 4.12 of the Chembio Disclosure Schedule, Chembio does not own, beneficially or of record, any equity securities in any other entity. Chembio does not have a predecessor as that term is defined under generally accepted accounting principles or Regulation S-X promulgated by the SEC.

5.

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1

Conduct of Business of TSLU

.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing, TSLU agrees (unless Chembio shall give its prior consent in writing) to carry on its business in the ordinary course consistent with past practice, to pay its Liabilities and Taxes consistent with TSLU’s past practices (and in any event when due), to pay or perform other obligations when due consistent with Chembio’s past practices (other than Liabilities, Taxes and other obligations, if any, contested in good faith through appropriate proceedings), and, to use its best efforts and institute all policies to preserve intact its present business organization, all with the express purpose and intent of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. Except as expressly contemplated by this Agreement, each of TSLU and Merger Sub shall not, without the prior written consent of Chembio, take, or agree in writing or otherwise to take, any of the following actions:

(a)

Charter Documents:  Cause or permit any amendments to its certificate or articles of incorporation or bylaws;

(b)

Dividends; Changes in Capital Stock:  Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

(c)

Contracts:  Enter into any Contract, amend or otherwise modify or waive any of the terms of any of its Contracts;

(d)

Issuance of Securities:  Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

(e)

Dispositions:  Sell, lease, license or otherwise dispose of or encumber any of its properties or assets;

(f)

Indebtedness:  Incur any Indebtedness for borrowed money or guarantee any such Indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(g)

Payment of Obligations:  Pay, discharge or satisfy any claim, Liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the TSLU Financial Statements and reasonable expenses incurred in connection with the transactions contemplated by this Agreement;

(h)

Capital Expenditures:  Make any capital expenditures, capital additions or capital improvements;

(i)

Employee Benefit Plans; New Hires; Pay Increases:  Adopt any employee benefit or stock purchase or option plan, or hire any new employee or any consultant, pay any special bonus or special remuneration to any employee, consultant or director, increase the salaries, wage rates or compensation of any employee or consultant;

(j)

Severance Arrangements:  Grant any severance or termination pay (i) to any director or officer or consultant or (ii) to any other employee or consultant except payments made pursuant to standard written agreements outstanding on the date hereof and disclosed in writing to Chembio;

(k)

Lawsuits:  Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Chembio prior to the filing of such a suit, or (iii) for a breach of this Agreement;

(l)

Acquisitions:  Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets;

(m)

Taxes:  Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax Return or any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

(n)

Other:  Take or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (m) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

5.2

No Solicitation.

(a)

No Solicitation by Chembio.  Until the earlier of the Effective Time or the date of termination of this Agreement pursuant to the provisions of Section 10.1 hereof, Chembio will not (nor will Chembio permit any of Chembio’s officers, directors, stockholders, attorneys, investment advisors, agents, representatives or Affiliates) directly or indirectly, take any of the following actions with any Person other than TSLU and its designees:  (i) solicit, initiate, entertain, review, or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any Person relating to an investment in or any possible Business Combination with Chembio or any of its subsidiaries (whether such subsidiaries are in existence on the date hereof or are hereafter organized), (ii) provide information with respect to Chembio to any Person, other than TSLU, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible investment in or any Business Combination with Chembio or any subsidiaries (whether such subsidiaries are in existence on the date hereof or are hereafter organized), (c) enter into any contract, arrangement or understanding with any Person, other than TSLU, looking toward an investment in or any Business Combination with Chembio or any of its subsidiaries (whether such subsidiaries are in existence on the date hereof or are hereafter organized), or (d) make or authorize any statement, recommendation or solicitation in support of any possible investment in or Business Combination involving Chembio or any of its subsidiaries (whether such subsidiaries are in existence on the date hereof or are hereafter organized) other than the Business Combination with TSLU and Merger Sub contemplated by this Agreement. Chembio shall immediately cease and cause to be terminated any such contacts or negotiations with any Person relating to any such transaction or Business Combination. In addition to the foregoing, if Chembio receives prior to the Effective Time or the termination of this Agreement any offer or proposal (formal or informal) relating to any of the above, Chembio shall immediately notify TSLU thereof and provide TSLU with the details thereof including the identity of the Person or Persons making such offer or proposal, and copies of any written communication relating thereto and will keep TSLU fully informed of the status and details of any such offer of proposal. Each of Chembio and TSLU acknowledge that this Section 5.2(a) was a significant inducement for TSLU to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the merger consideration to be paid to the stockholders of Chembio or (ii) a failure to induce TSLU to enter into this Agreement.

(b)

No Solicitation by TSLU.  Until the earlier of the Effective Time or the date of termination of this Agreement pursuant to the provisions of Section 10.1 hereof, TSLU will not (nor will TSLU permit any of TSLU’s officers, directors, stockholders, attorneys, investment advisors, agents, representatives or Affiliates) directly or indirectly, take any of the following actions with any Person other than Chembio and its designees:  (i) solicit, initiate, entertain, review, or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any Person relating to an investment in or any possible Business Combination with TSLU or any of its subsidiaries (whether such subsidiaries are in existence on the date hereof or are hereafter organized), (ii) provide information with respect to TSLU to any Person, other than Chembio, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible investment in or any Business Combination with TSLU or any subsidiaries (whether such subsidiaries are in existence on the date hereof or are hereafter organized), (c) enter into any contract, arrangement or understanding with any Person, other than Chembio, looking toward an investment in or any Business Combination with TSLU or any of its subsidiaries (whether such subsidiaries are in existence on the date hereof or are hereafter organized), or (d) make or authorize any statement, recommendation or solicitation in support of any possible investment in or Business Combination involving TSLU or any of its subsidiaries (whether such subsidiaries are in existence on the date hereof or are hereafter organized) other than the Business Combination with Chembio contemplated by this Agreement. TSLU shall immediately cease and cause to be terminated any such contacts or negotiations with any Person relating to any such transaction or Business Combination. In addition to the foregoing, if TSLU receives prior to the Effective Time or the termination of this Agreement any offer or proposal (formal or informal) relating to any of the above, TSLU shall immediately notify Chembio thereof and provide Chembio with the details thereof including the identity of the Person or Persons making such offer or proposal, and copies of any written communication relating thereto and will keep Chembio fully informed of the status and details of any such offer of proposal. Each of Chembio and TSLU acknowledge that this Section 5.2(b) was a significant inducement for Chembio to enter into this Agreement and the absence of such provision would have resulted in either (i) a material increase in the merger consideration to be paid to the stockholders of Chembio or (ii) a failure to induce Chembio to enter into this Agreement.

6.

ADDITIONAL AGREEMENTS

6.01

Sale of Shares; Registration

.  The parties hereto acknowledge and agree that the shares of TSLU Common Stock to be issued pursuant to Section 2.05 will not be registered under the Securities Act and therefore shall constitute “restricted securities” within the meaning of the Securities Act and therefore may not be resold or otherwise transferred unless a valid registration statement relating thereto is in effect or an exemption from such requirement is available.  The certificates representing the shares of TSLU Common Stock shall bear appropriate legends to identify such privately placed shares as being restricted under the Securities Act, to comply with applicable state securities laws and, if applicable, to notice the restrictions on transfer of such shares. TSLU will prepare and file at its expense, as promptly as practicable and, in any event, within 30 days following the Closing Date, a registration statement with the SEC covering (in addition to the securities to be registered pursuant to the Private Financing (as defined in Section 7.08)) the resale of such shares of TSLU Common Stock issued in connection with the Merger and TSLU shall use commercially reasonable efforts to cause such registration statement to become effective as promptly as practicable after filing and to keep such registration statement effective until one (1) year after the Effective Time. Any such registration shall be subject to the normal, reasonable and customary terms and conditions used in connection with resale prospectuses.

6.02

Expenses

.  Subject to Section 11.04 of this Agreement, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including all legal, accounting, financial, advisory, consulting and all other fees and expenses of third parties (“Third Party Expenses”) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees.

6.03

Approvals

.  Each of TSLU and Chembio shall use all commercially reasonable efforts required to obtain all Approvals required of it from Governmental Entities to consummate the Merger.

6.04

Reasonable Efforts and Further Assurances

.  Each of the parties to this Agreement shall use its commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement.  Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

6.05

Blue Sky Laws

.  TSLU shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the TSLU Common Stock in connection with the Merger.  Chembio shall use its best efforts to assist TSLU as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of TSLU Common Stock.

6.06

Debt Retirement.  On or before December 31, 2004, at least $750,000 of term debt (“Term Debt”) existing on the Chembio balance sheet as of December 31, 2003 shall be retired.  To the extent the Term Debt is converted into TSLU Common Stock, the conversion ratio for such conversion shall be no less than one share of TSLU Common Stock  for every $0.60 of Term Debt.

 7. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF CHEMBIO TO CLOSE.

The obligations of Chembio under this Agreement are subject to satisfaction or Chembio's express written waiver on or prior to the Closing of the following conditions:

7.01 Stockholders' Approval. The stockholders of Chembio must approve the Merger in accordance with The DGCL and Chembio's certificate of incorporation and bylaws.

7.02 Accuracy of Representations. The representations and warranties made by TSLU and Merger Sub in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and TSLU and Merger Sub shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by either or both of them prior to or at the Closing. Chembio shall be furnished with certificates, signed by duly authorized officers of TSLU and Merger Sub and dated the Closing Date, to the foregoing effect.

7.03 Officer's Certificates. Chembio shall have been furnished with certificates dated the Closing Date and signed by TSLU’s chief executive officer to the effect that to such officer's Knowledge, which may be based on certificates of good standing, representations of a Governmental Entity, and TSLU’s own documents and information:

                  (a) There are no actions, suits, administrative or other proceedings, investigations, inquiries or similar governmental proceedings pending or, to the Knowledge of TSLU and Merger Sub threatened by or against TSLU or Merger Sub, at law or in equity, before any Governmental Entity including any which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement;

                  (b) This Agreement has been duly approved by TSLU’s and Merger Sub's board of directors, TSLU as the sole stockholder of Merger Sub has approved the transactions contemplated by this Agreement, TSLU does not need stockholder approval, and this Agreement has been duly executed and delivered in the name and on behalf of TSLU and Merger Sub by their duly authorized officers pursuant to, and in compliance with, authority granted by the board of directors of TSLU and Merger Sub;

                  (c) There has been no Material Adverse Effect, as described in Section 7.04 below relating to TSLU or Merger Sub up to and including the date of the certificate;

                  (d) All conditions required by this Agreement have been met, satisfied, or performed by TSLU and Merger Sub; and

                  (e) All authorizations, consents, approvals, registrations, and/or filings with any governmental body, agency, or court required in connection with the execution and delivery of the documents by TSLU and Merger Sub have been obtained and are in full force and effect or, if not required to have been obtained, shall be in full force and effect by such time as may be required.

7.04 No Material Adverse Effect. Prior to the Closing Date, there shall have been no event, change, or occurrence which, individually or together with any other event, change, or occurrence, insofar as can reasonably be foreseen, could result in a Material Adverse Effect on TSLU or Merger Sub.

7.05 Good Standing. Chembio shall have received a certificate of good standing from the appropriate authorities, dated as of the date within five days prior to the Closing Date, certifying that TSLU and Merger Sub are each in good standing as a corporation in the State of Nevada.

7.06 Books and Records. Prior to the Closing Date, TSLU and Merger Sub shall have delivered to Chembio complete and accurate copies of all corporate, financial, accounting, and banking, and other, books and records, of TSLU and Merger Sub.

7.07 Other Items. Chembio shall have received such other documents, certificates, or instruments relating to the transactions contemplated hereby as Chembio may reasonably request, including a legal opinion from TSLU’s and Merger Sub's counsel.

7.08 Private Financing. At least $1,500,000 in debt and/or equity financing shall have been raised for the business of the Surviving Corporation, in accordance with the term sheet dated February   , 2004 (the “Private Financing”), attached hereto as Exhibit D.

7.09  Debt Conversion. At the time of the Clsoing, at least $1,300,000 of Chembio's convertible debt existing on it's balance sheet as of December 31, 2003 shall be converted to TSLU Common Stock in accordance with the terms of the Private Financing.

7.10  Reverse Stock Split.  Chembio shall receive evidence satisfactory to it that TSLU has completed a reverse split of the TSLU Common Stock, with every one share of TSLU Common Stock having been exchanged for one seventeenth of a share of TSLU Common Stock.

7.12  Issuance of Convertible Notes. At least $800,000 of Convertible Promissory Notes (the “Notes”) shall have been issued by Chembio, with the proceeds of the sale of such Notes to be used for the business of the Surviving Corporation in accordance with the term sheet dated February

, 2004, attached hereto as Exhibit E.

7.13

Legal Proceedings.  Exclusive of TSLU filing current reports in connection with the Merger, no Governmental Entity shall have notified either party to this Agreement that it intends to commence proceedings to restrain or prohibit the transactions contemplated hereby or force rescission, unless such Governmental Entity shall have withdrawn such notice and abandoned any such proceedings prior to the time which otherwise would have been the Closing Date.

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF TSLU AND MERGER SUB.

The obligations of TSLU and Merger Sub under this Agreement are subject to satisfaction or TSLU's and Merger Sub's express written waiver on or prior to the Closing of the following conditions:

8.01 Accuracy of Representations. The representations and warranties made by Chembio in this Agreement were true when made and shall be true at the Closing Date with the same force and affect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and Chembio shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Chembio prior to or at the Closing. TSLU and Merger Sub shall be furnished with a certificate, signed by a duly authorized officer of Chembio and dated the Closing Date, to the foregoing effect.

8.02 Officer's Certificate. TSLU and Merger Sub shall have been furnished with certificates dated the Closing Date and signed by the duly authorized chief executive officer of Chembio to the effect that to such officer's Knowledge, which may be based on certificates of good standing, representations of government agencies, and Chembio's own documents and information:

                  (a) Except as set forth in the Chembio Disclosure Schedule, there are no actions, suits, administrative or other proceedings, investigations, inquiries or similar governmental proceedings pending or, to the Knowledge of Chembio threatened by or against Chembio or which could reasonably be expected to have a Material Adverse Effect on Chembio, at law or in equity, before any Governmental Entity including any which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement;

                  (b) This Agreement has been duly approved by Chembio's board of directors and has been duly executed and delivered in the name and on behalf of Chembio by its duly authorized officers pursuant to, and in compliance with, authority granted by the board of directors of Chembio;

                  (c) Except as provided or permitted herein, there has been no Material Adverse Effect, as described in Section 8.03 below relating to Chembio up to and including the date of the certificate; and

                  (d) All authorizations, consents, approvals, registrations, and/or filing with any governmental body, agency, or court required in connection with the execution and delivery of the documents by Chembio have been obtained and are in full force and effect or, if not required to have been obtained shall be in full force and effect by such time as may be required.

8.03 No Material Adverse Effect. Prior to the Closing Date, there shall have been no event, change, or occurrence, which individually or together with any other event, change, or occurrence, insofar as can reasonably be foreseen, could have a Material Adverse Effect on Chembio.

8.04 Stockholders' Approval. The stockholders of Chembio have approved the Merger as required by The DGCL and Chembio's certificate of incorporation and bylaws.

8.05 Good Standing. TSLU and Merger Sub shall have received a certificate of good standing from the appropriate authority, dated as of a date within five days prior to the Closing Date, certifying that Chembio is in good standing as a corporation in the State of Delaware.

8.06 Name Change. Following the Closing, the name of TSLU shall be changed to “Chembio Diagnostics, Inc”.

8.08 Private Financing. At least $1,500,000 in debt and/or equity financing shall have been raised for the business of the Surviving Corporation, in accordance with the term sheet dated February   , 2004 (the “Private Financing”), attached hereto as Exhibit D.

8.09  Debt Conversion. At the time of the Closing, at least $1,300,000 of Chembio's convertible debt existing on it's balance sheet as of December 31, 2003 shall be converted to TSLU Common Stock in accordance with the terms of the Private Financing.

8.10  Reverse Stock Split.  Chembio shall receive evidence satisfactory to it that TSLU has completed a reverse split of the TSLU Common Stock, with every share of TSLU Common Stock having been exchanged for one seventeenth of a share of TSLU Common Stock.

8.12  Issuance of Convertible Notes. At least $800,000 of Convertible Promissory Notes (the “Notes”) shall have been issued by Chembio, with the proceeds of the sale of such Notes to be used for the business of the Surviving Corporation in accordance with the term sheet dated February

, 2004, attached hereto as Exhibit E.

8.13  Mark L. Baum Consulting Agreement.  Chembio shall have executed a consulting agreement with Mark L. Baum which is in substantially the form attached hereto as Exhibit F.

9. SPECIAL COVENANTS.

9.01

Survival of Representations, Warranties, Covenants and Agreements

.  Notwithstanding any right of TSLU, Merger Sub or Chembio (whether or not exercised) to investigate the affairs of TSLU, Merger Sub or Chembio or a waiver by TSLU or Chembio of any condition to Closing set forth in Articles 7 and 8, each party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other party contained in this Agreement or in any instrument delivered pursuant to this Agreement. Unless earlier terminated pursuant to Section 10, all of the representations, warranties, covenants and agreements of Chembio, TSLU and of Merger Sub contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until the second anniversary of the Closing.

9.02  Indemnification by Chembio. The Chembio shareholders, including those signing this Agreement, shall jointly and severally indemnify and hold harmless TSLU and Merger Sub and their directors and officers, employees and agents, and each person, if any, who controls TSLU and Merger Sub, within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses, liabilities, or actions to which any of them may become subject under applicable law (including the Securities Act and the Exchange Act) and shall reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any breach of, or misrepresentation or default in connection with, any representations, warranties, covenants and agreements given or made by Chembio in this Agreement, or any untrue statement or alleged untrue statement of material fact made by Chembio contained in any application or statement filed with a Governmental Entity or arising out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by Chembio expressly for use therein.

9.03  Indemnification by TSLU Shareholders. The shareholders of TSLU, including those signing this Agreement, shall jointly and severally indemnify and hold harmless Chembio, the Chembio stockholders, Chembio's directors and officers, employees and agents, and each person, if any, who controls Chembio within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses, liabilities, or actions to which any of them may become subject under applicable law (including the Securities Act and the Exchange Act) and shall reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any breach of, or misrepresentation or default in connection with, any representations, warranties, covenants and agreements given or made by TSLU in this Agreement, or any untrue statement or alleged untrue statement of a material fact contained in any application or statement filed with a Governmental Entity or arising out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by TSLU expressly for use therein.

9.04  Indemnification Procedure.

(a) Notice to the indemnifying party shall be given promptly after receipt by any indemnified party of actual knowledge of the commencement of any action or the assertion of any claim that will likely result in a claim by it for indemnity pursuant to this Agreement. Such notice shall set forth in reasonable detail the nature of such action or claim to the extent known, and include copies of any written correspondence or pleadings from the party asserting such claim or initiating such action. The indemnifying party shall be entitled, at its own expense, to assume or participate in the defense of such action or claim. In the event that the indemnifying party assumes the defense of such action or claim, it shall be conducted by counsel chosen by such party and approved by the party seeking indemnification, which approval shall not be unreasonably withheld.

         (b) With respect to actions as to which the indemnifying party does not exercise its right to assume the defense, the party seeking indemnification shall assume and control the defense of and contest such action with counsel chosen by it and approved by the indemnifying party, which approval shall not be unreasonably withheld. The indemnifying party shall be entitled to participate in the defense of such action, the cost of such participation to be at its own expense. The indemnifying party shall be obligated to pay the reasonable attorneys' fees and expenses of the party seeking indemnification to the extent that such fees and expenses related to claims as to which indemnification is payable under Sections 9.02 or 9.03, as such expenses are incurred.

         (c) Both the indemnifying party and the indemnified party shall cooperate fully with one another in connection with the defense, compromise, or settlement of any such claim or action, including, without limitation, by making available to the other all pertinent information and witnesses within its control. No indemnified party shall settle any action or proceeding without the written consent of the indemnifying party, and no indemnifying party shall settle any action or proceeding unless the indemnified party is unconditionally released without any liability.

9.05 Securities Filings. TSLU shall be responsible for the preparation, and filing, of a Form 8-K filing with the Securities and Exchange Commission disclosing the Merger and attaching all required exhibits and financial statements and shall be responsible for filing audited financial statements in a separate Form 8-K filing within 60 days from the Closing Date, and shall be responsible for any and all filings in any jurisdiction where its stockholders reside which would require a filing with a Governmental Entity as a result of the transactions contemplated in this Agreement. As soon as practicable following the Closing, Chembio shall prepare financial statements in accordance with GAAP and applicable regulations of the SEC for the last fiscal year, which shall be audited by an independent accounting firm. Following the Closing, Chembio shall provide such financial statements and any additional information TSLU may require for inclusion in its filings.

10.

TERMINATION, AMENDMENT AND WAIVER

10.01

Termination

.  Except as provided in Section 10.02 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)

by mutual agreement of Chembio, TSLU and Merger Sub;

(b)

by TSLU, Merger Sub or Chembio if: (i) the Effective Time has not occurred before 5:00 p.m. (Eastern Time) on [April 31, 2004] (provided, however, that the right to terminate this Agreement under this clause 10.01(b)(i) shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date) or if such party is otherwise in breach of this Agreement or any other condition contemplated hereby; (ii) there shall be a final nonappealable Order of any Governmental Entity in effect preventing consummation of the Merger; or (iii) there shall be any Law or Order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

(c)

by TSLU if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Chembio and Chembio has not cured such breach within five (5) business days after notice of such breach is delivered to Chembio (provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured);

(d)

by Chembio if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of TSLU or Merger Sub and TSLU has not cured such breach within five (5) business days after notice of such breach is delivered to TSLU (provided, however, that no cure period shall be required for a breach which by its nature cannot be cured);

(e)

by TSLU, if the Merger shall not have been approved by the requisite votes of Chembio’s stockholders in accordance with the DGCL, either pursuant to a stockholder meeting or by written consent;

(f)

by Chembio, if the Merger shall not have been approved by the requisite votes of Chembio's stockholders in accordance with the DGCL, either pursuant to a stockholder meeting or by written consent; or

(g)

by Chembio, if the Merger shall not have been approved by the board of directors of TSLU in accordance with the Nevada Code.

10.02

Effect of Termination.

(a)

In the event of a valid termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and, except as set forth in Section 10.02(b), there shall be no liability or obligation on the part of TSLU, Merger Sub, Chembio, or their respective officers, directors or stockholders or Affiliates or Associates; provided, however, that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Sections 6.2, this Section 10.02 and of Article 11 shall remain in full force and effect and survive any termination of this Agreement.

(b)

(i)

If this Agreement is terminated by Chembio due to a breach of Section 7.02(b) of this Agreement by TSLU, TSLU shall be liable to Chembio for $300,000 as liquidated damages.

(ii)

If this Agreement is terminated by TSLU due to a breach of Section 7.02(a) of this Agreement by Chembio, Chembio shall be liable to TSLU for $300,000 as liquidated damages.

10.03

Amendment

.  Except as is otherwise required by applicable Law, after the stockholders of Chembio approve the Merger and this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

10.04

Extension; Waiver

.  At any time prior to the Effective Time, TSLU, Merger Sub and Chembio may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

11. MISCELLANEOUS.

11.01 Brokers. TSLU, Merger Sub and Chembio agree that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution, or consummation of this Agreement. Further, TSLU, Merger Sub and Chembio each agree to indemnify the other against any claim by any third person for any commission, brokerage, or finder's fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between such party and such third person, whether express or implied, from the actions of such party. The covenants set forth in this section shall survive the Closing Date and the consummation of the transactions herein contemplated.

11.02 Governing Law. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided herein or performance shall be governed or interpreted according to the internal laws of the State of Delaware without regard to choice of law considerations.

11.03 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered, if sent by facsimile or telecopy transmission or other electronic communication, or if sent by prepaid overnight courier next business day delivery, addressed as follows:

If to TSLU or Merger Sub to:

Trading Solutions, Inc.

c/o Mark L. Baum

249 South Highway 101, Suite 432

Solana Beach, CA 92075

If to Chembio, to:

Lawrence A. Siebert

President and Chairman

3661 Horseblock Road

Medford, NY 11763

Fax  631-924-6033

With a copy to:

Alan Talesnick, Esq.

Patton Boggs LLP

1660 Lincoln Street

Suite 1900

Denver, CO 80264

Fax (303) 894-9239

or such other addresses as shall be furnished in writing by any party in the manner for giving notices, hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered or sent by facsimile or telecopy transmission or other electronic communication, or when actually received if sent by other means.

11.04 Attorneys' Fees. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding relating to this Agreement is filed, the prevailing party shall be entitled to an award by the court of reasonable attorneys' fees, costs and expenses.  For purposes of this Section 11.04, a party shall be deemed to be the prevailing party in the event that such party is awarded greater than the sum of one-half (1/2) of the disputed amount of any losses, claims, damages, expenses, or liabilities plus any amounts not in dispute.

11.05 Schedules. Whenever in any section of this Agreement reference is made to information set forth in the schedules provided by TSLU or Chembio such reference is to information specifically set forth in such schedules and clearly marked to identify the section of this Agreement to which the information relates.

11.06 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter hereof. All previous agreements between the Parties, whether written or oral, have been merged into this Agreement. This Agreement alone fully and completely expresses the agreement of the Parties relating to the subject matter hereof. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

11.07 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

11.08 Remedies and Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and such remedies may be enforced concurrently, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

11.09 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision by its severance herefrom.

11.10 Benefit. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their legal representatives, successors and assigns.  There shall be no third party beneficiaries to this Agreement.

11.11 Oral Evidence. This Agreement constitutes the entire Agreement between the Parties and supersedes all prior oral and written agreements between the Parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

11.12 Section or Paragraph Headings. Section headings herein have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any matter, or be deemed to interpret in whole or in part any of the terms or provisions of this Agreement.

11.13 No Other Representations. TSLU and Merger Sub on one hand and Chembio on the other hand shall not be deemed to have made any representation or warranty other than those as expressly made in this Agreement.

         IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above written.

Trading Solutions.com, Inc.

__/s/ Mark L. Baum_______

By:

Mark L. Baum

Its:

Chief Executive Officer

New Trading Solutions, Inc.

___/s/ Mark L. Baum______

By:

Mark L. Baum

Its:

President

Solely for purposes of Section 7 hereof,

  /s/ Mark L. Baum

Mark L. Baum

Chembio Diagnostic Systems, Inc.

___/s/ Lawrence A. Siebert

By:

Lawrence A. Siebert

Its:

President

#

Exhibits and Schedules

Exhibit A

Definitions

Exhibit B

Certificate of Merger: Delaware

Exhibit C

Articles of Merger: Nevada

Exhibit D

Private Financing Term Sheet

Exhibit E

Note Term Sheet

Exhibit F

Form of Consulting Agreement

Schedule A

TSLU Disclosure Schedule

Schedule B

Chembio Disclosure Schedule

#

Exhibit A

Definitions

•

 “Affiliate” means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (b) any other Person that owns or controls 10% or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates, or (c) any director, partner, officer, manager, agent, employee or relative of such Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

•

“Action or Proceeding” means any action, suit, complaint, petition, claim, investigation, proceeding, arbitration, litigation or Governmental Entity investigation, audit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

•

"Appraisal Rights" has the meaning contained in Section 262 of the DGCL.

•

“Approval” means any approval, authorization, consent, permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

•

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and intellectual property.

•

"Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

•

“Business Combination” means, with respect to any Person, (i) any merger, consolidation or other business combination to which such Person is a party, (ii) any sale, dividend, split or other disposition of any capital stock or other equity interests of such Person whether outstanding or newly, issued, (iii) any tender offer (including a self tender), exchange offer, recapitalization, restructuring, liquidation, dissolution or similar or extraordinary transaction, (iv) any sale, dividend or other disposition of all or a material portion of the Assets and Properties of such Person or (v) the entering into of any agreement or understanding, the granting of any rights or options, or the acquiescence of Chembio, with respect to any of the foregoing.

•

“Chembio Option(s)” means, with respect to Chembio, any security, right, subscription, warrant, option, “phantom” stock right or other contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of Chembio or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of Chembio or (ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of Chembio, including any rights to participate in the equity, income or election of directors or officers of Chembio.

•

"Closing" has the meaning set forth in Section 2.02 below.

•

"Closing Date" has the meaning set forth in Section 2.02 below.

•

"Code" means the Internal Revenue Code of 1986, as amended.

•

"Dissenting Shares" has the meaning set forth in Section 2.06.

•

"Effective Time" has the meaning as set forth Section 2.02.

•

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

•

“Exchange Agent” means TSLU’s transfer agent for its common stock or such other institution as designated by TSLU.

•

“Exchange Ratio” means 100 shares of TSLU Common Stock per share of Chembio Common Stock.

•

"GAAP" means United States generally accepted accounting principles as in effect from time to time.

•

"Governmental Entity" means any arbitrator, court, nation, government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government and shall include any stock exchange, quotation service and the NASD.

•

“Indebtedness” of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases and (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

•

"Knowledge" means actual knowledge after reasonable investigation.

•

“Law” or “Laws” means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental Entity.

•

"Liabilities" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Indebtedness and Tax.

•

"Material Adverse Effect" means any event, change or occurrence which, individually or together with any other event, change, or occurrence, insofar as can reasonably be foreseen, could result in a material adverse effect on TSLU, Merger Sub or Chembio, as the case may be, or material adverse change in the business, properties, assets, financial condition, results of operations, management or future prospects of TSLU, Merger Sub or Chembio, as the case may be, since September 30, 2003.

•

"Merger" has the meaning set forth in the Receitals to this Agreement.

•

"Merger Consideration" means the aggregate number of shares of TSLU Common Stock isssuable to the holders of Chembio Common Stock pursuant to Section 2.05(a) at the Effective Time of the Merger.

•

“Option Exchange Amount” means, with respect to any Assumed Option, rounded down to the nearest whole number, the number of whole shares of TSLU Common Stock equal to the product of (x) the number of shares of Chembio Common Stock that were issuable upon exercise of such Assumed Option immediately prior to the Effective Time multiplied by (y) the Exchange Ratio.

•

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental Entity or regulatory authority (in each such case whether preliminary or final).

•

"Parties" has the meaning set forth in the preface above.

•

“Permit” means any license, permit, franchise or authorization.

•

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

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"Securities Act" means the Securities Act of 1933, as amended.

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"SEC" shall mean the Securities and Exchange Commission.

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"SEC Documents" means registration statements, periodic reports and other documents filed by TSLU with the SEC.

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"Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

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"Surviving Corporation" has the meaning set forth in Section 2.01.

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"Term Debt" shall have the meaning set forth in Section 6.06.

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“Warrant Exchange Amount” means, with respect to any Assumed Warrant, rounded down to the nearest whole number, the number of whole shares of TSLU Common Stock equal to the product of (x) the number of shares of Chembio Common Stock that were issuable upon exercise of such Assumed Warrant immediately prior to the Effective Time multiplied by (y) the Exchange Ratio.

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Exhibit B

Certificate of Merger: Delaware

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Exhibit C

Articles of Merger: Nevada

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Exhibit D

Private Financing Term Sheet

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Exhibit E

Notes Term Sheet

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Exhibit F

Form of Consulting Agreement

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Schedule A

TSLU Disclosure Schedule

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Schedule B

Chembio Disclosure Schedule

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